OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO Geospace Receives Order for Seabed Equipment

Company Also Receives Additional GSR Channel Orders

Houston, Texas - March 4, 2010 - OYO Geospace (NASDAQ: OYOG) today announced that it received an order from BP Norge A/S ("BP") for additional seabed reservoir characterization equipment to augment an existing system installed in 2003. The company expects the order to result in revenues of $4 to $5 million. Delivery of this seabed equipment is expected to occur in the third quarter of fiscal year 2010 and revenue recognition will occur upon BP's installation and acceptance of the equipment, which is expected to occur in the fourth quarter of fiscal year 2010.

In addition, the company announced last week at its 2010 Annual Meeting of Stockholders that two of its existing GSR customers ordered $3.4 million of additional GSR channels and related equipment. It is possible that both orders could be delivered in the company's second quarter of fiscal year 2010. Upon delivery of these orders, the company will have sold over 20,000 GSR channels since commercialization of the product in 2008.

Gary D. Owens, the company's Chairman, President and CEO said, "We are very pleased with these recent orders. In particular, we are excited about the reception and performance of the GSR nodal system. Our existing customers are realizing the efficiency benefits of the GSR and are demanding more channels and expanding their GSR crews. Momentum continues to grow and we are aggressively marketing and demonstrating the GSR nodal system to potential new customers. Finally, our core seismic business remains steady, although still below higher order levels experienced in prior years."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.